Exhibit 10.1

CHANGE OF CONTROL AGREEMENT

dated as of

June 9, 2026

by and among

HALLMARK VENTURE GROUP, INC.

(to be renamed SDR Drone Inc.)

SELKIRK GLOBAL HOLDINGS, LLC

and PAUL STRICKLAND

(Transferor)

EQUORIX LLC

(Transferee)

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (the “Agreement”) is entered into as of the date last written below (the “Effective Date”), by and among: HALLMARK VENTURE GROUP, INC. (to be renamed SDR DRONE INC.), a Florida corporation (the “Company” or “HLLK”); SELKIRK GLOBAL HOLDINGS, LLC, the record holder of all 100,000 issued and outstanding shares of the Company’s Series A Preferred Stock (the “Series A Shares”); PAUL STRICKLAND, in his individual capacity (Selkirk Global Holdings, LLC and Paul Strickland together, the “Transferor”); and EQUORIX LLC, a limited liability company with its principal office at 1270 Avenue of the Americas, 7th Floor, Rockefeller Center, New York, NY 10020 (the “Transferee” or “EQUORIX”). The Company, Transferor, and Transferee are each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Transferor presently controls the Company by virtue of its ownership of 100,000 issued and outstanding Series A Preferred Shares, which carry super-voting rights (100,000 votes per share) and are convertible into common stock of the Company at a ratio of 1:900;

WHEREAS, the Company has 63,994,148 shares of common stock issued and outstanding, of which 50,000,000 shares (the “Acquisition Shares”) have been duly authorized and reserved as merger consideration for the incoming control party;

WHEREAS, Transferor and Transferee have agreed that the consideration for the change of control of the Company, including the transfer of the Series A Shares and the issuance of the Acquisition Shares to Transferee, shall be the execution and delivery, by Cho Soon-sik (in his individual capacity), Sundori Drone Co., Ltd., and the Company (to be renamed SDR Drone Inc.), of an Intellectual Property Transfer and Technology Assignment Agreement (Execution Version, Version 6 — Integrated Global IP Deal) (the “IP Transfer Agreement”), the form of which has been agreed by the Parties as of the Effective Date;

WHEREAS, upon the execution and delivery of the IP Transfer Agreement by Cho Soon-sik (in his individual capacity), Sundori Drone Co., Ltd., and the Company (to be renamed SDR Drone Inc.), Transferee shall be deemed to have fully and finally satisfied its obligation to deliver the consideration required for the change of control contemplated hereby;

WHEREAS, Transferor wishes to transfer voting and economic control of the Company to Transferee on the terms set forth herein, and Transferee wishes to acquire such control;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the meanings set forth below. Other defined terms appear inline elsewhere in this Agreement.

1.1 “Acquisition Shares” means the 50,000,000 shares of common stock of the Company duly authorized and reserved as merger consideration, which shall be issued to Transferee at Closing as set forth in Article 2.

1.2 “Closing” means the consummation of the transactions contemplated by this Agreement, occurring upon the execution and delivery of the IP Transfer Agreement as set forth in Article 3.

1.3 “Closing Date” means the date on which the Closing occurs.

1.4 “Company Books and Records” means the corporate books, records, ledgers, and registers of the Company, including the stockholder ledger, share register, and minute books, all as maintained by the Company or its transfer agent.

1.5 “IP Transfer Agreement” has the meaning set forth in the Recitals (i.e., the Intellectual Property Transfer and Technology Assignment Agreement, Execution Version, Version 6 — Integrated Global IP Deal, by and among Cho Soon-sik, Sundori Drone Co., Ltd., and the Company); for the avoidance of doubt, “execution and delivery” of the IP Transfer Agreement means the signing and delivery of the agreement by each of (a) Cho Soon-sik (in his individual capacity), (b) Sundori Drone Co., Ltd., and

(c) the Company (to be renamed SDR Drone Inc.), regardless of whether the closing thereunder has occurred.

1.6 “Material Adverse Change” or “MAC” means any event, change, occurrence, or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, financial condition, results of operations, assets, liabilities, SEC-reporting status, OTC Markets compliance status, or capital structure of the Company taken as a whole, or to the Transferor’s ability to consummate the transactions contemplated by this Agreement. For the avoidance of doubt, “MAC” shall be interpreted broadly in favor of Transferee.

1.7 “Series A Shares” means the 100,000 issued and outstanding shares of Series A Preferred Stock of the Company, all of which are presently held of record by Selkirk Global Holdings, LLC and which shall be transferred to Transferee at Closing.

1.8 “Transfer Agent” means Liberty Stock Transfer, Inc., or such successor transfer agent as the Company may designate from time to time.

ARTICLE 2

CONSIDERATION FOR CHANGE OF CONTROL

Section 2.1. Consideration; Full and Final Satisfaction.

In exchange for the transfer of the Series A Shares and the issuance of the Acquisition Shares to Transferee at Closing, Transferee shall, on or before the Closing Date, cause the IP Transfer Agreement to be duly executed and delivered by Cho Soon-sik (in his individual capacity), Sundori Drone Co., Ltd., and the Company (to be renamed SDR Drone Inc.). The execution and delivery of the IP Transfer Agreement (i.e., the signing and delivery of the agreement by each such party) shall constitute the full and final satisfaction of Transferee’s obligation to deliver consideration for the change of control contemplated hereby. For the avoidance of doubt, the subsequent closing of the IP Transfer Agreement is a separate matter governed solely by the terms of the IP Transfer Agreement, and Transferee shall have no continuing obligation hereunder beyond procurement of execution and delivery of the IP Transfer Agreement.

Section 2.2. Sole Recipient.

All Acquisition Shares and Series A Shares shall be delivered to Transferee in its own name (or, at Transferee’s election communicated in writing to the Transfer Agent prior to Closing, to any wholly-owned affiliate of Transferee). The Parties acknowledge and agree that Transferor has no interest in, and no responsibility for, the manner in which Transferee may subsequently allocate, distribute, or otherwise dispose of the Series A Shares, the Acquisition Shares, or any economic interest therein following Closing. Any allocation or distribution of such shares by Transferee, whether to founders, employees, advisors, sponsors, or any other person, is a separate matter outside the scope of this Agreement.

Section 2.3. No Cash; No Other Consideration.

Other than as set forth in Section 2.1, no cash, securities, or other consideration shall be paid by Transferee to Transferor, the Company, or any other person in connection with the change of control contemplated hereby.

ARTICLE 3

CLOSING

Section 3.1. Closing Date.

Closing shall occur on the date that is the later of (i) the Effective Date and (ii) the date on which the IP Transfer Agreement is duly executed and delivered by each of Cho Soon-sik (in his individual capacity), Sundori Drone Co., Ltd., and the Company (to be renamed SDR Drone Inc.). The Parties shall use their respective commercially reasonable efforts to cause the IP Transfer Agreement to be executed and delivered as soon as practicable following the Effective Date, and in no event later than thirty (30) days following the Effective Date (the “Outside Date”), subject to extension by mutual written agreement.

Section 3.2. Transferor Deliverables at Closing.

At Closing, Transferor shall deliver, or cause to be delivered, to Transferee:

(a) a duly executed stock power and assignment, in form reasonably satisfactory to Transferee, transferring all of the Series A Shares to Transferee, free and clear of all liens, encumbrances, restrictions, voting agreements, and rights of third parties, together with any required medallion guarantee and other transfer documentation required by the Transfer Agent;

(b) duly adopted resolutions of the board of directors of the Company authorizing (i) the issuance of the Acquisition Shares to Transferee in the manner specified by Transferee under Section 2.3, (ii) the change of the registered corporate name of the Company from “Hallmark Venture Group, Inc.” to “SDR Drone Inc.” (or such alternative name as Transferee shall designate in writing), and (iii) any related amendments to the Articles of Incorporation, Bylaws, and other governing documents of the Company necessary to give effect to the foregoing;

(c) a written certification from Transferor confirming, as of the Closing Date, the continuing accuracy in all material respects of each representation and warranty of Transferor and the Company set forth in

Article 4 (the “Bring-Down Certificate”);

(d) originals of the corporate books and records of the Company, the Company’s Transfer Agent instruction records, the Company’s seal (if any), and all other corporate property under the control of Transferor;

(e) copies of all filings, consents, and authorizations required for Closing under applicable federal and Florida state law, including SEC Form 8-K filing template for the change of control; and

(f) such other documents and instruments as Transferee may reasonably request to give effect to the transactions contemplated hereby.

Section 3.3. Transferee Deliverables at Closing.

At Closing, Transferee shall deliver, or cause to be delivered:

(a) a fully executed counterpart of the IP Transfer Agreement, signed by Cho Soon-sik (in his individual capacity), Sundori Drone Co., Ltd., and the Company (acting under its post-Closing control and name);

(b) the names and identifying information of Transferee’s nominees to be appointed to the board of directors of the Company effective at Closing, together with customary director and officer questionnaires and consents to serve;

(c) written instructions, addressed to the Transfer Agent, regarding the registration of the Acquisition Shares and the Series A Shares in Transferee’s name (or in the name of Transferee’s designated affiliate per Section 2.3); and

(d) such other documents and instruments as Transferor may reasonably request to give effect to the transactions contemplated hereby.

Section 3.4. Simultaneity.

All deliverables under Sections 3.2 and 3.3 shall be exchanged simultaneously at Closing, and no Party shall be required to make any delivery unless the deliverables of the other Parties are also made (or any failure to make such deliverables is expressly waived by Transferee). For all purposes, the Closing is deemed to occur at a single instant in time.

Section 3.5. Post-Closing Filings.

Promptly following Closing, the Company (under its new control and, where applicable, new name) shall (a) file a Form 8-K with the U.S. Securities and Exchange Commission disclosing the change of control under Items 1.01, 2.01, 5.01, 5.02, 5.06, and 9.01 (the “Super 8-K”), in form prepared by Transferee’s counsel; (b) file articles of amendment with the Florida Department of State effecting the name change to “SDR Drone Inc.”; (c) update OTC Markets Group reporting tier as appropriate; and (d) update the Company’s books and records to reflect the change of control.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF HLLK AND TRANSFEROR

HLLK and Transferor, jointly and severally, hereby represent and warrant to Transferee, as of the Effective Date and (as confirmed by the Bring-Down Certificate) as of the Closing Date, as follows:

Section 4.1. Authority; Due Execution.

Each of HLLK and Transferor has full corporate and individual authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate, member, and individual action. This Agreement constitutes the valid and legally binding obligation of HLLK and Transferor, enforceable against each of them in accordance with its terms.

Section 4.2. Title to Series A Shares.

Selkirk Global Holdings, LLC has good, valid, and marketable title to all 100,000 of the Series A Shares, free and clear of all liens, encumbrances, security interests, pledges, options, rights of first refusal, voting agreements, transfer restrictions, and rights of third parties. Upon delivery of the Series A Shares at Closing, Transferee will acquire good, valid, and marketable title thereto, free and clear of all such interests.

Section 4.3. Capitalization.

The capitalization of the Company is as represented on the Hallmark Venture Group, Inc. Public Vehicle Tear Sheet dated May 10, 2026, attached as Schedule A hereto. As of the Effective Date: (a) 63,994,148 shares of common stock and 100,000 shares of Series A Preferred Stock are issued and outstanding; (b) no securities have been issued in violation of pre-emptive, anti-dilution, or similar rights; (c) there are no outstanding options, warrants, convertible securities, or similar rights to acquire equity of the Company, other than (i) the 50,000,000 Acquisition Shares being issued to Transferee, (ii) the 3(a)(10) reserve and the Nicosel convertible note disclosed on the Tear Sheet, and (iii) the conversion right of the Series A Shares being delivered hereunder; (d) all issued and outstanding shares are duly authorized, validly issued, fully paid, and non-assessable.

Section 4.4. Clean Shell Status.

The Company is a Rule 12b-2 shell company as defined under the Securities Exchange Act of 1934. The Company has no operating business or operating segment, no employees other than its sole officer, no subsidiaries, no real or personal property other than nominal corporate records and de minimis cash, no leases, no inventory, no customers, no operating contracts, and no material undisclosed liabilities. Specifically, except as expressly disclosed on Schedule B hereto (the “Disclosure Schedule”), the Company has no liabilities (whether known, unknown, contingent, accrued, fixed, or otherwise) other than (i) the Nicosel convertible note in the net amount of approximately $36,131, (ii) ordinary-course SEC and audit fees consistent with the FY2025 audited financial statements, and (iii) the 3(a)(10) reserve obligation as disclosed.

Section 4.5. SEC Reporting Status.

The Company is current in all material respects in its SEC reporting obligations, including the timely filing of all required Forms 10-K, 10-Q, and 8-K. The Company’s Form 10-K for the fiscal year ended December 31, 2025 has been duly filed and audited by a PCAOB-registered firm. The Company’s common stock is DTC-eligible and trades on the OTC Pink (Current Information) tier. The Company has received no comment letters, deficiency notices, or stop orders from the SEC, FINRA, OTC Markets, or any state securities regulator that have not been fully resolved.

Section 4.6. No Litigation.

There are no actions, suits, claims, arbitrations, investigations, audits, or proceedings pending or, to the knowledge of HLLK or Transferor, threatened against the Company, Transferor, or any of their respective directors, officers, members, or representatives in their capacities as such, that, if adversely determined, would reasonably be expected to result in any material liability to the Company, prevent or delay the consummation of the transactions contemplated hereby, or materially affect the value or transferability of the Series A Shares or the Acquisition Shares.

Section 4.7. Compliance; No Violation.

The execution and performance of this Agreement and the consummation of the transactions contemplated hereby (a) do not and will not conflict with, violate, or constitute a default under the Company’s Articles of Incorporation, Bylaws, or other organizational documents, any contract or agreement to which the Company or Transferor is a party, or any applicable law, rule, or regulation; (b) do not require any consent, approval, or filing with any governmental authority, other than the routine SEC and Florida filings contemplated by

Section 3.5; and (c) do not give rise to any termination right, lien, or encumbrance under any contract or agreement.

Section 4.8. Taxes.

The Company has timely filed all material tax returns required to be filed and has timely paid all material taxes shown thereon. There is no pending or threatened tax audit, examination, or assessment against the Company. The Company has no tax sharing agreements, tax indemnification arrangements, or similar obligations to any third party. The Company has not been a member of any consolidated, combined, or unitary group with any person other than as required by applicable law.

Section 4.9. No Brokers.

Neither HLLK nor Transferor has engaged any broker, finder, or financial advisor in connection with the transactions contemplated hereby, and no broker, finder, or financial advisor is entitled to any fee or commission in connection herewith for which Transferee could become liable.

Section 4.10. Full Disclosure.

No representation or warranty of HLLK or Transferor in this Agreement, when read together with the Disclosure Schedule, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading. HLLK and Transferor have made available to Transferee all material books, records, and information of the Company reasonably requested by Transferee.

ARTICLE 5

REPRESENTATIONS OF TRANSFEREE

Transferee represents and warrants to HLLK and Transferor, as of the Effective Date and as of the Closing Date, as follows:

Section 5.1. Authority.

Transferee has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action of Transferee.

Section 5.2. No Conflicts.

The execution and performance of this Agreement by Transferee does not violate any agreement to which Transferee is a party or any applicable law. The Parties acknowledge that the consideration delivered by Transferee under this Agreement consists of procurement of the execution and delivery of the IP Transfer Agreement; Transferee makes no representation or warranty of any kind with respect to (a) the eventual closing of the IP Transfer Agreement (which is subject to separate conditions therein), (b) the receipt of any Korean Governmental Approval, (c) the operational, financial, capital-raising, or commercial performance of HLLK following Closing, or (d) any allocation, distribution, or other disposition by Transferee of the Series A Shares or the Acquisition Shares following Closing.

Section 5.3. Investment Representations.

Transferee is acquiring the Series A Shares and the Acquisition Shares for its own account (or for the account of one or more of its affiliates designated under Section 2.3) and not with a view to, or for sale in connection with, the public distribution thereof in violation of the Securities Act of 1933. Transferee acknowledges that the Series A Shares and Acquisition Shares are “restricted securities” under Rule 144 and may not be resold absent registration or exemption from registration.

ARTICLE 6

PRE-CLOSING COVENANTS

Section 6.1. Conduct of the Company.

From the Effective Date until Closing (or earlier termination of this Agreement), HLLK and Transferor shall cause the Company to (a) maintain its existence in good standing in Florida; (b) maintain its SEC-reporting status and OTC Pink (Current Information) tier; (c) maintain its relationships with the Transfer Agent and its PCAOB auditor; (d) maintain its bank account in active status; (e) timely file all required SEC reports; and

(f) not undertake any of the following actions without Transferee’s prior written consent (which may be withheld in Transferee’s sole discretion):

(i) issue, sell, pledge, or otherwise transfer any equity securities of the Company, or amend the terms of any outstanding equity securities;

(ii) amend the Articles of Incorporation, Bylaws, or other organizational documents of the Company;

(iii) incur any indebtedness, guaranty, or other liability or obligation other than ordinary-course SEC and audit expenses consistent with historical practice;

(iv) enter into any contract, agreement, lease, or commitment other than this Agreement and the related transaction documents;

(v) dispose of, encumber, or grant any rights over any assets, properties, or rights of the Company;

(vi) declare, set aside, or pay any dividend or other distribution in respect of any equity securities;

(vii) commence, settle, or compromise any litigation, claim, or proceeding;

(viii) take any action that would reasonably be expected to result in a Material Adverse Change or in any representation or warranty in Article 4 ceasing to be true and correct in all material respects; or

(ix) take any action inconsistent with the prompt and orderly consummation of the transactions contemplated by this Agreement.

Section 6.2. No Shop / Exclusivity.

From the Effective Date until the earlier of (a) Closing, (b) the Outside Date, or (c) the termination of this Agreement in accordance with Article 8, HLLK and Transferor shall not, and shall cause their respective directors, officers, members, employees, agents, and advisors not to, directly or indirectly: (i) solicit, initiate, encourage, or knowingly facilitate any inquiry, proposal, or offer from any person other than Transferee with respect to any change of control of the Company, alternative reverse merger, asset acquisition, securities issuance, or similar transaction (each, an “Alternative Transaction”); (ii) enter into, continue, or participate in any discussions or negotiations with any person other than Transferee regarding any Alternative Transaction; (iii) provide any non-public information about the Company to any person other than Transferee or its representatives; or (iv) enter into any agreement, letter of intent, term sheet, or other arrangement with any person other than Transferee with respect to any Alternative Transaction. HLLK and Transferor shall promptly (and in any event within twenty-four (24) hours) notify Transferee in writing of any inquiry, proposal, or contact from any person regarding an Alternative Transaction, including the identity of the person, the terms proposed, and copies of any written materials received.

Section 6.3. Notice of Changes.

HLLK and Transferor shall promptly notify Transferee in writing upon becoming aware of (a) any breach of any representation, warranty, or covenant contained in this Agreement; (b) any Material Adverse Change;

(c) any inquiry, action, suit, claim, or investigation involving the Company or Transferor; (d) any notice from the SEC, FINRA, OTC Markets, or any state securities regulator; or (e) any other event that would reasonably be expected to result in any condition to Closing failing to be satisfied.

Section 6.4. Access and Information.

Upon reasonable notice and during normal business hours, HLLK and Transferor shall, and shall cause the Company to, provide Transferee and its representatives with full access to the Company’s books, records, financial information, contracts, and properties, and shall furnish such other information concerning the business, properties, and personnel of the Company as Transferee may from time to time reasonably request.

Section 6.5. Cooperation.

Each Party shall use its commercially reasonable efforts to cause the conditions to Closing under Article 3 to be satisfied as soon as practicable. The Parties shall cooperate in the preparation and filing of the post-Closing Super 8-K and any other regulatory filings.

Section 6.6. Confidentiality.

Each of HLLK and Transferor shall maintain in strict confidence all non-public information regarding Transferee, the IP Transfer Agreement, Sundori Drone Co., Ltd., and the broader transaction structure, and shall not disclose such information to any person other than HLLK’s and Transferor’s respective legal and financial advisors who have a need to know and who are bound by confidentiality obligations. The obligations of this Section shall survive termination or expiration of this Agreement indefinitely, except for information that becomes publicly available through no breach of this Section.

ARTICLE 7

INDEMNIFICATION

Section 7.1. Indemnification by Transferor.

From and after Closing, Transferor (jointly and severally as among Selkirk Global Holdings, LLC and Paul Strickland) shall indemnify, defend, and hold harmless Transferee, the Company (post-Closing), and each of their respective affiliates, directors, officers, employees, agents, and successors (collectively, the “Transferee Indemnitees”) from and against any and all losses, damages, liabilities, claims, demands, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising out of or relating to:

(a) any breach of, or inaccuracy in, any representation or warranty of HLLK or Transferor in this Agreement (including in the Bring-Down Certificate);

(b) any breach of, or non-performance of, any covenant or agreement of HLLK or Transferor in this Agreement;

(c) any liability or obligation of the Company existing at or before Closing, whether known or unknown, contingent or fixed, accrued or unaccrued, other than (i) liabilities expressly disclosed on the Disclosure Schedule and (ii) post-Closing obligations of the Company under the IP Transfer Agreement;

(d) any claim by any third party arising out of acts or omissions of the Company or Transferor occurring at or before Closing;

(e) any taxes attributable to any taxable period (or portion thereof) ending on or before the Closing Date;

(f) any claim by any holder of equity, debt, or other interest in the Company at or before Closing relating to the change of control or the issuance of the Acquisition Shares; and

(g) any breach of the no-shop or confidentiality obligations of Article 6.

Section 7.2. Indemnification by Transferee.

Transferee shall indemnify, defend, and hold harmless Transferor and its directors, officers, members, employees, agents, and successors from and against any Losses arising out of (a) any material breach of any representation, warranty, or covenant of Transferee in this Agreement, or (b) the conduct of the Company from and after Closing (other than to the extent attributable to a Transferor breach).

Section 7.3. Survival; Limitations.

(a) Survival. All representations and warranties shall survive Closing for a period of two (2) years; provided that (i) the representations in Sections 4.1 (Authority), 4.2 (Title to Series A Shares), 4.3 (Capitalization), 4.4 (Clean Shell Status), 4.8 (Taxes), and 4.10 (Full Disclosure) (the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations plus sixty

(60) days, and (ii) covenants and indemnification obligations shall survive in accordance with their terms.

(b) Transferee Cap. The aggregate liability of Transferee under Section 7.2 shall not exceed twenty-five thousand U.S. dollars (US$25,000), except in the case of Transferee’s fraud or willful misconduct.

(c) Transferor Cap. The aggregate liability of Transferor under Section 7.1 shall be uncapped with respect to breaches of Fundamental Representations, fraud, and willful misconduct; with respect to all other breaches, the aggregate liability of Transferor shall be capped at the fair market value of the consideration received by Transferor and its affiliates in connection with the transactions contemplated hereby and the related transaction documents.

(d) No Basket for Transferor. Transferor shall be liable for the first dollar of Losses arising out of any breach of a Fundamental Representation; no “deductible,” “basket,” or “threshold” shall apply in favor of Transferor.

(e) Sole Recourse. From and after Closing, the indemnification provisions of this Article 7 (together with the right to specific performance and injunctive relief under Section 9.5) shall be the sole and exclusive remedy of the Parties for Losses arising under or in connection with this Agreement, except in the case of fraud or willful misconduct.

ARTICLE 8

TERMINATION

Section 8.1. Termination by Transferee.

Transferee may terminate this Agreement at any time prior to Closing by written notice to Transferor in any of the following circumstances:

(a) any breach of any representation, warranty, or covenant of HLLK or Transferor that is not cured within ten (10) business days after written notice from Transferee (or such longer period as Transferee may, in its sole discretion, elect to allow);

(b) any Material Adverse Change occurring after the Effective Date;

(c) the failure of Closing to occur by the Outside Date (unless extended in writing by the Parties);

(d) any breach by HLLK or Transferor of the no-shop or exclusivity obligations of Section 6.2;

(e) any pending or threatened legal action that materially restricts or prohibits the transactions contemplated hereby; or

(f) for any reason, in Transferee’s sole and absolute discretion, at any time prior to the date that is thirty (30) days following the Effective Date (the “Transferee Free Walk Period”).

Section 8.2. Termination by Transferor.

Transferor may terminate this Agreement only if Transferee fails to procure the execution and delivery of the IP Transfer Agreement by the Outside Date, and such failure has not been cured within thirty (30) days after written notice from Transferor. No other termination right is available to Transferor.

Section 8.3. Termination by Mutual Agreement.

This Agreement may be terminated at any time by mutual written agreement of all Parties.

Section 8.4. Effect of Termination.

Upon any termination of this Agreement prior to Closing: (a) this Agreement shall be of no further force or effect, except that the obligations of Section 6.6 (Confidentiality), Article 7 (Indemnification, to the extent of accrued claims), Article 9 (Miscellaneous), and this Section 8.4 shall survive; and (b) if termination is by Transferee under Section 8.1(a), (b), or (d) (i.e., for Transferor breach), Transferor shall pay to Transferee, within thirty (30) days of termination, all reasonable and documented out-of-pocket costs and expenses incurred by Transferee in connection with this Agreement and the related transaction documents, including legal, accounting, and due-diligence fees; and (c) if termination is by Transferee under Section 8.1(f) (Transferee Free Walk), no expense reimbursement shall be due.

Section 8.5. No Liability Beyond Section 8.4.

Termination of this Agreement under Section 8.1 (other than 8.1(a), (b), or (d)) or Section 8.3 shall not give rise to any liability of any Party to any other Party, except for accrued claims under Article 7 and obligations expressly surviving termination.

ARTICLE 9

MISCELLANEOUS

Section 9.1. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflict-of-laws principles. The Parties acknowledge that the Company is a Florida corporation and that the matters covered hereby implicate Florida corporate law.

Section 9.2. Dispute Resolution.

Any dispute arising out of or relating to this Agreement that the Parties are unable to resolve through good-faith negotiation within thirty (30) days shall be finally resolved by binding arbitration administered by JAMS under its Comprehensive Arbitration Rules. The seat of arbitration shall be Las Vegas, Nevada (or such other U.S. seat as the Parties mutually agree), the language of arbitration shall be English, and the tribunal shall consist of three arbitrators. Notwithstanding the foregoing, Transferee may seek injunctive relief and specific performance in any court of competent jurisdiction without first proceeding to arbitration.

Section 9.3. Notices.

All notices shall be in writing and delivered by hand, internationally-recognized courier, or email (with confirmation of transmission), addressed as follows (or to such other address as a Party may designate by notice given as provided herein): If to HLLK or Transferor: Hallmark Venture Group, Inc., 1800 N Town Center Drive, Suite 100, Las Vegas, Nevada 89144, United States of America, Attention: Paul Strickland, Email: pubcodirector@gmail.com. If to Transferee: Equorix LLC, 1270 Avenue of the Americas, 7th Floor, Rockefeller Center, New York, NY 10020, Attention: Sam Pai, Managing Partner, Email: sam@equorix.com.

Section 9.4. Assignment.

Transferor may not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Transferee. Transferee may freely assign this Agreement, in whole or in part, to any affiliate of Transferee, any successor in interest, or any designee, in each case without the consent of Transferor.

Section 9.5. Specific Performance.

The Parties agree that monetary damages alone would not be an adequate remedy for any breach of this Agreement by HLLK or Transferor. Transferee shall be entitled to obtain specific performance, injunctive relief, and other equitable remedies to enforce the obligations of HLLK and Transferor under this Agreement, without the need to post a bond or other security, in addition to any other remedies available at law or in equity. The Parties expressly waive any defense that monetary damages would be an adequate remedy.

Section 9.6. No Third-Party Beneficiaries.

This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to confer upon any other person any legal or equitable right, benefit, or remedy of any nature.

Section 9.7. Entire Agreement; Amendment.

This Agreement, together with the Disclosure Schedule and the related transaction documents (including the IP Transfer Agreement upon its execution), constitutes the entire agreement among the Parties with respect to the change of control of the Company, and supersedes all prior agreements, term sheets, drafts, and understandings, including any prior draft Change of Control Agreement, Escrow Agreement, or related documents previously circulated among the Parties. This Agreement may be amended only by a written instrument signed by all Parties.

Section 9.8. Counterparts; Electronic Signatures.

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Electronic signatures (DocuSign or equivalent) shall be deemed original signatures.

Section 9.9. Severability; Waiver; Headings.

If any provision is held invalid or unenforceable, the remaining provisions shall continue in full force and effect. No waiver shall be effective unless in writing and signed by the waiving Party. Headings are for convenience only and shall not affect interpretation.

Section 9.10. Securities Law Compliance.

The Parties acknowledge that the transactions contemplated hereby are subject to U.S. federal and state securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934. The Parties

shall cooperate in the preparation and timely filing of all required SEC reports, including the Super 8-K. No press release or other public statement regarding this Agreement or the transactions contemplated hereby shall be issued by any Party without the prior written consent of Transferee, except as required by applicable law (in which case the disclosing Party shall provide the other Parties with a reasonable opportunity to review and comment on the proposed disclosure prior to issuance).

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have caused this Change of Control Agreement to be executed by their duly authorized representatives as of the Effective Date.

THE COMPANY:

HALLMARK VENTURE GROUP, INC. (to be renamed SDR Drone Inc.)

By:

Name:	Paul Strickland

Title:	Sole Director & CEO

Date:	June 9, 2026

TRANSFEROR:

SELKIRK GLOBAL HOLDINGS, LLC

By:

Name:	Paul Strickland

Title:	Managing Member

Date:	June 9, 2026

TRANSFEROR (Individually):

PAUL STRICKLAND

TRANSFEREE:

EQUORIX LLC

Signature: _______________________________________

Paul Strickland, Individually

Date:	June 9, 2026

By:

Name:	Shih Suey Pai

Title:	Managing Partner

Date:	June 9, 2026

SCHEDULES

Schedule A — Hallmark Venture Group, Inc. Public Vehicle Tear Sheet Incorporated by reference. As of May 10, 2026, attached and made a part hereof. Schedule B — Disclosure Schedule The Disclosure Schedule sets forth all material liabilities, exceptions, and disclosures of the Company and Transferor with respect to the representations and warranties in Article 4. As of the Effective Date, the Disclosure Schedule shall include, at minimum:

(a) Nicosel convertible note (net carrying value approximately $36,131 as of December 31, 2025);

(b) 3(a)(10) reserve — 3,498,993 unconverted shares, subject to 9.9% beneficial-ownership cap;

(c) ordinary-course SEC and PCAOB audit fees consistent with FY2025 financial statements;

(d) transfer agent fees payable to Liberty Stock Transfer, Inc. in the ordinary course; and

(e) None additional disclosed as of the Effective Date (June 9, 2026).